Exhibit 99.B
SCHEDULE B

Certain Information Regarding Softbank, Project 6 and Project 9 (1)

Entity	Aggregate Number (Percentage) of Shares Beneficially Owned(2), (3), (4)	Number of Shares Beneficially Owned With
		Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
SoftBank Group Corp.	50,861,065 (4.52%)	0	0	50,861,065	0
SoftBank Group Capital Ltd	0 (0%)	0	0	0	0
Delaware Project 4 L.L.C.	0 (0%)	0	0	0	0
Delaware Project 6 L.L.C.	32,861,065 (2.92%)	0	0	32,861,065	0
Delaware Project 9 L.L.C.	18,000,000 (1.60%)	0	0	18,000,000	0

(1) See the Schedule 13D/A filed on August 8, 2025 by, among others, SoftBank, Project 6 and Project 9, which includes information regarding each entity's jurisdiction of organization, principal business, address of principal office and other information.

(2) The information shown in the table with respect to the number of shares beneficially owned by Softbank, Project 6 and Project 9 is based on the number of shares of Common Stock beneficially owned by each entity as disclosed on the Schedule 13D/A filed on August 8, 2025 by, among others, SoftBank, Project 6 and Project 9.

(3) Based on the number of shares of Common Stock outstanding as of July 18, 2025 as disclosed by the Issuer in its Quarterly Report on Form 10-Q filed on July 23, 2025.